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                             PROSPECTUS SUPPLEMENT
                       TO PROSPECTUS DATED APRIL 24, 2002

                                     [LOGO]

RECENT LITIGATION DEVELOPMENTS

    Beginning April 30, 2002, there have been announced the filing of a number of purported class action lawsuits naming as defendants DOV
Pharmaceutical, Inc., certain of our officers and directors and certain of the underwriters in our April 25, 2002 initial public offering. The lawsuits were stated to be filed in the United States District Court for the Southern District of New York and the United States District Court for the District of New Jersey. The complaints were stated to allege violations of the Securities Act of 1933 based upon the alleged failure to disclose that we filed a revised registration statement and prospectus for our initial public offering reflecting changes to the financial statements of our joint venture with Elan, DOV Bermuda. The purported class actions were brought on behalf of purchasers of our common stock in or traceable to our initial public offering and are stated to seek money damages or rescission. We have not been served with a complaint in any of the announced lawsuits. While we are still evaluating the effect of the lawsuits on our business, we believe we have meritorious defenses to the claims purported to be alleged in the purported class actions, and we intend to vigorously defend the lawsuits. Additional complaints may be filed in the future making similar allegations.

                    PROSPECTUS SUPPLEMENT DATED MAY 2, 2002